Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHAIN BRIDGE BANCORP, INC.

Pursuant to Sections 242 and 245 of

The General Corporation Law of the State of Delaware

Chain Bridge Bancorp, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The Corporation is duly incorporated and validly existing as a corporation under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) under the name Chain Bridge Bancorp, Inc.

2. The Corporation was first formed on May 26, 2006, as a Virginia corporation. The Corporation underwent a legal change in domicile, commonly referred to as “domestication” in Virginia and “conversion” in Delaware, to become a Delaware corporation, effective September 30, 2022, in accordance with Section 265 of the DGCL.

3. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29, 2022 (the “Original Certificate of Incorporation”).

4. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

5. This Certificate of Incorporation restates, integrates and amends the provisions of the Original Certificate of Incorporation.

6. The Original Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Chain Bridge Bancorp, Inc. (the “Corporation”).

ARTICLE II

ADDRESS; REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

ARTICLE IV

AUTHORIZED STOCK

Section 4.01. Capital Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 40,000,000 shares, consisting of the following three classes:

(a) 20,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”);

(b) 10,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, “Common Stock”); and

(c) 10,000,000 shares of preferred stock, no par value per share (“Preferred Stock”).

Section 4.02. Reclassification. Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) (the “Effective Time”), each share of common stock, par value $1.00 per share, of the Corporation (“Old Common Stock”) (consisting of 26,876 shares in the aggregate outstanding immediately prior to the Effective Time) shall automatically, without any further action on part of the Corporation or any holder of Old Common Stock, and whether or not the certificates representing such shares of Old Common Stock are surrendered to the Corporation or its transfer agent, be reclassified as and converted into 170 shares of validly issued, fully paid and non-assessable Class B Common Stock (consisting of an aggregate of 4,568,920 shares of Class B Common Stock), which Class B Common Stock shall have the rights, preferences, privileges and restrictions set forth in this Certificate of Incorporation. Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically be cancelled without the necessity of presenting the same for exchange, and the shares of Class B Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Section 4.02 shall be uncertificated.

Section 4.03. Number of Authorized Shares. Subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased, in each case without the separate class vote of such stock that otherwise would be required by Section 242(b)(2) of the DGCL, and no vote of the holders of Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class will be required therefor (including, for the avoidance of doubt, pursuant to proviso in Section 8.01). Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding, and, in the case of Class A Common Stock, the number of authorized but not issued shares of Class A Common Stock may not be decreased to the extent that it would cause the Corporation to be unable to fulfill its obligations to reserve a certain number of shares of Class A Common Stock under Section 5.07(e) of this Certificate of Incorporation. For the avoidance of doubt and notwithstanding anything herein to the contrary, subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

ARTICLE V

CAPITAL STOCK

COMMON STOCK

The rights, preferences, privileges, restrictions and other matters related to the Common Stock are as follows:

Section 5.01. Identical Rights. Except as set forth in this Article V, the Class A Common Stock and the Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

Section 5.02. Voting Rights.

(a) Subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock, and except as otherwise required by the DGCL or the provisions of this Certificate of Incorporation, the holders of Common Stock shall have the sole right and power to vote and shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally. At every meeting of the stockholders and on all matters submitted to a vote of stockholders of the Corporation, each holder of Class A Common Stock shall have the right to one (1) vote in person or by proxy for each share of Class A Common Stock held of record by such stockholder and each holder of Class B Common Stock shall have the right to ten (10) votes in person or by proxy for each share of Class B Common Stock held of record by such stockholder. Stockholders shall not be permitted to cumulate their votes in the election of directors. Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

(b) Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, any merger (including any merger effected pursuant to Section 253 of the DGCL or Section 251(h) of the DGCL), consolidation or business combination of the Corporation with or into another Person, whether or not the Corporation is the surviving Person, in which any Founder, or a Person or Persons that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any Founder, is part of the purchaser group or is otherwise a counterparty to such merger, consolidation or business combination, shall require the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, voting as a separate class.

Section 5.03. Dividends or Property Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall be treated equally, identically and ratably on a per share basis in all such dividends and other distributions; provided, however, that, in the event a distribution is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be), and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares, as the case may be).

Section 5.04. Subdivisions, Combinations or Reclassifications. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, combined, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock is subdivided, combined, reclassified or otherwise changed in a manner that maintains the same proportionate equity ownership and voting power between the holders of the outstanding shares of Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination reclassification or similar change.

Section 5.05. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, the holders of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to amounts paid upon such liquidation, dissolution or winding up.

Section 5.06. Mergers, Consolidations, Conversions or Business Combinations. In any merger, consolidation, conversion or business combination of the Corporation with or into another Person, whether or not the Corporation is the surviving Person, the shares of the Class A Common Stock and the Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation. Notwithstanding the foregoing, in any such merger, consolidation, conversion or business combination in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein.

Section 5.07. Conversion of Class B Common Stock; Future Issuances.

(a) Optional Conversion of Class B Common Stock. Subject to the terms and conditions of this Section 5.07, each share of Class B Common Stock shall be convertible at any time and from time to time, at the option of the holder thereof into one (1) fully paid and non-assessable share of Class A Common Stock. Each holder of Class B Common Stock who elects to convert the same into Class A Common Stock shall deliver such instrument or other documentation as the Corporation may require to the office of any transfer agent for such Class B Common Stock or, if the Board of Directors so designates, at the principal office of the Corporation (attention of the Secretary of the Corporation) or at such other place or places, if any, as the Board of Directors may designate, and shall give written notice to the Corporation at said office that such stockholder elects irrevocably so to convert said Class B Common Stock in accordance with the terms of this Section 5.07, and shall state in writing therein the number of shares of Class B Common Stock being converted and the name or names in which the shares of Class A Common Stock issued upon conversion are to be registered in book-entry form. The Corporation will as soon as practicable thereafter issue the number of full shares of Class A Common Stock to which such holder shall be entitled as aforesaid and deliver a notice of issuance of uncertificated shares or other evidence of shares held in book-entry form to the person for whose account such Class B Common Stock was so surrendered.

(b) Automatic Conversion of Class B Common Stock.

(i)

Automatic Conversion Upon Transfer. Subject to the provisions of subsection (c) of this Section 5.07, each share of Class B Common Stock shall automatically, without any further action on the part of the Corporation, any holder of Class B Common Stock or any other party, convert into one (1) fully paid and non-assessable share of Class A Common Stock if there is a Transfer (as defined herein) of such shares, other than an Exempt Transfer (as defined herein); provided, however, that each share of Class B Common Stock transferred to an Exempt Transferee (as defined herein) pursuant to an Exempt Transfer shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock if any event occurs, or any state of facts arises or exists, that causes such Exempt Transferee subsequently to no longer qualify as a “Exempt Transferee” within the meaning of subsection (g) of this Section 5.07.

(ii)

Sunset Provision. Subject to the provisions of subsection (c) of this Section 5.07, each share of Class B Common Stock shall automatically, without any further action on the part of the Corporation, any holder of Class B Common Stock or any other party, convert into one (1) fully paid and non-assessable share of Class A Common Stock if the number of outstanding shares of Class B Common Stock equals less than ten percent (10%) of the total number of outstanding shares of Common Stock.

(c) Policies and Procedures. The Corporation, may, from time to time, establish such policies and procedures relating to the conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock and the general administration of this dual class common stock structure as it may deem necessary or advisable, and, to the fullest extent permitted by law, may request or require that holders of a share or shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it may deem necessary or advisable to verify the ownership of such share or shares of Class B Common Stock and to confirm that an automatic conversion into a share or shares of Class A Common Stock has or has not occurred. If the Corporation determines that a share or shares of Class B Common Stock have been inadvertently Transferred in a Transfer that is not an Exempt Transfer, or any other event shall have occurred, or any state of facts arisen or come into existence, that would inadvertently cause the automatic conversion of such shares into Class A Common Stock pursuant to subsection (b) of this Section 5.07, and the registered holder shall have cured or shall promptly cure such inadvertent Transfer or the event or state of facts that would inadvertently cause such automatic conversion, then the Corporation may determine that such share or shares of Class B Common Stock shall not have been automatically converted into Class A Common Stock pursuant to subsection (b) of this Section 5.07.

(d) Timing of Conversion. If a share of Class B Common Stock is converted into a share of Class A Common Stock pursuant to this Section 5.07, such conversion shall be deemed to have been made (i) in the case of a voluntary conversion pursuant to subsection (a) of this Section 5.07, at the close of business Eastern Time on the business day on which written notice of such voluntary conversion is received by the transfer agent of the Corporation (or other place as provided above in subsection (a) of this Section 5.07) or (ii) in the case of an automatic conversion upon a Transfer or if any other event occurs, or any state of facts arises or exists, that would cause an automatic conversion pursuant to subsection (b) of this Section 5.07, at the time that the Transfer of such share or shares occurred or at the time that such other event occurred, or state of facts arose, as applicable. Upon any conversion of a share or shares of Class B Common Stock to a share or shares of Class A Common Stock, subject only to rights to receive any dividends or other distributions payable in respect of such share or shares of Class B Common Stock with a record date prior to the date of such conversion, all rights of the holder of such share or shares of Class B Common Stock shall cease with respect to such share or shares of Class B Common Stock and such Person shall be treated for all purposes as having become the registered holder of such share or shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 5.07 shall be retired and may not be reissued.

(e) Reservation of Stock. The Corporation will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock. The Corporation covenants that all shares of Class A Common Stock which shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be fully paid and non-assessable and not entitled to any preemptive rights.

(f) Future Issuances. Except as otherwise provided in or contemplated by this Certificate of Incorporation, the Corporation shall not issue additional shares of Class B Common Stock after the Effective Time unless such issuance is approved by a duly authorized committee of the Board of Directors of the Corporation consisting solely of independent and disinterested directors.

(g) Definitions. As used in this Certificate of Incorporation, the following terms shall have the meanings set forth below:

“Beneficial Ownership” shall mean, with respect to any security, the ownership of such security by any “beneficial owner,” as such term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The term “Beneficially Owns” shall have the correlative meaning.

“Exempt Transfer” shall mean:

(i)

the Transfer by a Qualified Stockholder of any share or shares of Class B Common Stock to one or more Exempt Transferees of the Qualified Stockholder, or the subsequent Transfer of any share or shares of Class B Common Stock by any such transferee to the Qualified Stockholder and/or one or more other Exempt Transferees of the Qualified Stockholder;

(ii)

the grant of a revocable proxy to an officer or officers or a director or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders, or the grant of a revocable proxy in response to a public proxy solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act by a stockholder to any stockholder in connection with proposals or nominations made by such stockholder, provided that such proxy does not result in a change of Beneficial Ownership;

(iii)

the entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are Qualified Stockholders of Class B Common Stock that (i) is disclosed either in a Schedule 13G or Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the Qualified Stockholder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the Qualified Stockholder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iv)

the pledge of a share or shares of Class B Common Stock that creates a security interest in such pledged share or shares pursuant to a bona fide loan or indebtedness transaction, in each case with a third party lender that makes such loan in the ordinary course of its business, so long as the Qualified Stockholder of such pledged share or shares or one or more Exempt Transferees of the Qualified Stockholder continue to exercise exclusive Voting Control over such pledged share or shares; provided, however, that a foreclosure on such pledged share or shares or other action that would result in a Transfer of such pledged share or shares to the pledgee shall not be an “Exempt Transfer” within the meaning of this Section 5.07;

(v)

the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Qualified Stockholder possesses or obtains an interest in such Qualified Stockholder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order);

(vi)

the Transfer of any share or shares of Class B Common Stock in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by a duly authorized committee of the Board of Directors consisting solely of independent and disinterested directors (and by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, if such merger or consolidation of the Corporation with or into any other entity or any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, is subject to Section 5.02(b)) or the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy), including in connection with a voluntary tender of shares pursuant to an agreement governed by Section 251(h) of the DGCL, that has also been approved by a duly authorized committee of the Board of Directors consisting solely of independent and disinterested directors;

(vii)

the entry into any contract, instruction or plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale or other disposition of such shares of Class B Common Stock pursuant to such contract, instruction or plan shall constitute a “Transfer” at the time of such sale or other disposition;

(viii)

the existence or creation of a power of appointment or authority that may be exercised with respect to a share or shares of Class B Common Stock held by a trust; provided, however, that the Transfer of such share or shares of Class B Common Stock upon the exercise of such power of appointment or authority shall not be an “Exempt Transfer” within the meaning of this Section 5.07; and

(ix)

any Transfer approved in advance by a duly authorized committee of the Board of Directors consisting solely of independent and disinterested directors upon a determination that such Transfer is consistent with the purposes of the foregoing provisions of this definition of “Exempt Transfer”.

For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a Qualified Stockholder to any other Person shall qualify as an “Exempt Transfer” within the meaning of this Section 5.07, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as an “Exempt Transfer” within the meaning of this Section 5.07. For the further avoidance of doubt, a Transfer may qualify as an “Exempt Transfer” within the meaning of this Section 5.07 under any one or more than one of the clauses of this Section 5.07 as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section 5.07.

“Exempt Transferee” shall mean:

(i)	with respect to any Transfer by a Qualified Stockholder who is a natural person:

(A)	one or more Family Members of such Qualified Stockholder;

(B)

a trust or trusts for the sole current benefit of such natural person and/or one or more of such natural person’s Family Members; provided, however, that a trust shall qualify as an “Exempt Transferee” notwithstanding that a remainder interest in such trust is for the benefit of any Person other than such natural person and/or one or more of such natural person’s Family Members, until such time as such trust is for the current benefit of such Person;

(C)

one or more corporations, partnerships, limited liability companies or other entities so long as all of the equity interests in such entities are owned, directly or indirectly, by such natural person and/or one or more of such natural person’s Family Members, and such natural person and/or one or more of such natural person’s Family Members have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, limited liability company or other entity; and

(D)

the guardian or conservator of any such natural person who has been adjudged disabled, incapacitated, incompetent or otherwise unable to manage his or her own affairs by a court of competent jurisdiction, in such guardian’s or conservator’s capacity as such, and/or the executor, administrator or personal representative of the estate of any such Qualified Stockholder who is deceased, in such executor’s, administrator’s or personal representative’s capacity as such;

(ii)	with respect to any Transfer by a Qualified Stockholder that is a trust:

(A)

one or more current beneficiaries of such trust who are Qualified Stockholders, any Exempt Transferee of any such current beneficiary and/or any appointee of a power of appointment exercised with respect to such trust, if such appointee is a Qualified Stockholder; provided, however, that any Person holding a remainder interest in such trust shall not be an “Exempt Transferee” of such trust unless such Person is a Qualified Stockholder or an Exempt Transferee of any current beneficiary who is a Qualified Stockholder;

(B)

any other trust so long as the current beneficiaries of such other trust are Qualified Stockholders, and/or any other trust for the benefit of an appointee of a power of appointment exercised with respect to such trust, if such appointee is a Qualified Stockholder; provided, however, that such other trust shall qualify as an “Exempt Transferee” notwithstanding that a remainder interest in such other trust is for the benefit of any Person other than a Qualified Stockholder until such time as such other trust is for the current benefit of such Person;

(C)	any current trustee or trustees of such trust in the capacity as trustee of such trust, and any successor trustee or trustees in the capacity as trustee of such trust; and

(D)

one or more corporations, partnerships, limited liability companies or other entities so long as all of the equity interests in such entities are owned, directly or indirectly, by such trust and/or one or more Exempt Transferees of such trust, and such trust and/or one or more Exempt Transferees of such trust have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, limited liability company or other entity;

(iii)	with respect to any Transfer by a Qualified Stockholder that is a corporation, partnership, limited liability company or other entity (a “Corporate Person”):

(A)

the shareholders, partners, members or other equity holders of such Corporate Person, as applicable, who are Qualified Stockholders, in accordance with their respective rights and interests therein, and/or any Exempt Transferee of any such shareholders, partners, members or other equity holders;

(B)

any other corporation, partnership, limited liability company or other entity so long as all of the equity interests in such other corporation, partnership, limited liability company or other entity are owned, directly or indirectly, by such Corporate Person and/or one or more Exempt Transferees of such Corporate Person, and such Corporate Person and/or one or more Exempt Transferees of such Corporate Person has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such other corporation, partnership, limited liability company or other entity; and

(C)

any other corporation, partnership, limited liability company or other entity so long as such other corporation, partnership, limited liability company or other entity owns, directly or indirectly, all of the equity interests of such Corporate Person, and such other corporation, partnership, limited liability company or other entity has sole dispositive power and exclusive Voting Control with respect to the equity interests of such Corporate Person;

(iv)

with respect to any Transfer by a Qualified Stockholder that is a bankrupt or insolvent Person, the trustee or receiver of the estate of such bankrupt or insolvent Person, in such trustee’s or receiver’s capacity as such; and

(v)

with respect to any Transfer by a Qualified Stockholder that is a Person that holds Class B Common Stock as the guardian or conservator of any Person who has been adjudged disabled, incapacitated, incompetent or otherwise unable to manage his or her own affairs, or as the executor, administrator or personal representative of the estate of any deceased Person, or as the trustee or receiver of the estate of a bankrupt or insolvent Person, any Exempt Transferee of such disabled, incapacitated, incompetent, deceased, bankrupt or insolvent Person.

For the avoidance of doubt, the “Exempt Transferees” of any Person within the meaning of this Section 5.07 may be determined under any one or more than one of the clauses of this Section 5.07, if such clauses are applicable to such Person. For the further avoidance of doubt, references to a “trust” shall mean the trust or the trustee or trustees of such trust acting in such capacity, as the context may require.

“Family Member” shall mean with respect to any natural person, the spouse, domestic partner or spousal equivalent, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such natural person. Lineal descendants shall include adopted persons, but only if they are adopted during minority.

“Founder” shall mean (a) any stockholder that Beneficially Owns shares of Class B Common Stock representing in aggregate more than five percent (5%) of the total number of shares of Class B Common Stock issued and outstanding immediately following the Effective Time and any Family Member of any such stockholder and (b) any Person that acquires, directly or indirectly, Beneficial Ownership of shares of Class B Common Stock representing in aggregate more than five percent (5%) of the total number of shares of Class B Common Stock issued and outstanding as a result of an Exempt Transfer from a Founder in accordance with this Section 5.07 and any Family Member of any such Person.

“Person” shall mean any natural person, trust, corporation, partnership, limited liability company or other entity.

“Qualified Stockholder” shall mean (a) the initial registered holder of any share or shares of Class B Common Stock issued by the Corporation (including the initial registered holder of any share or shares of Class B Common Stock received by such holder as a result of the reclassification of Old Common Stock into Class B Common Stock pursuant to Section 4.02 hereof) and (b) any Person that becomes the registered holder of any share or shares of Class B Common Stock as a result of an Exempt Transfer in accordance with this Section 5.07.

“Transfer” of a share or shares of Class B Common Stock shall mean any direct or indirect sale, exchange, assignment, transfer, conveyance, gift, hypothecation or other transfer or disposition of such share or shares or any legal or beneficial interest in such share or shares, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall include, without limitation, a transfer of a share or shares of Class B Common Stock to a broker or other nominee (but only to the extent there is a corresponding change in Beneficial Ownership) and the transfer of, or entering into any agreement, arrangement or understanding with respect to, Voting Control over a share or shares of Class B Common Stock.

“Voting Control” shall mean, with respect to a share or shares of Class B Common Stock, the power, whether exclusive or shared, revocable or irrevocable, to vote or direct the voting of such share or shares of Class B Common Stock, including by voting agreement.

PREFERRED STOCK

Section 5.08. Preferred Stock.

(a) Designation, Powers and Preferences, Etc. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors of the Corporation, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including, without limitation, the following:

(i)	the distinctive serial designation of such series, which shall distinguish it from other series;

(ii)	the number of shares included in such series (which may subsequently be increased or decreased to the extent permitted by the DGCL);

(iii)

the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(iv)

whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v)

the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi)

the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(vii)

the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(viii)

whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(ix)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by the DGCL, and if so the terms of such voting rights; and

(x)	any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.

Notwithstanding the foregoing, the Corporation may not issue any shares of Preferred Stock convertible into, or exchangeable for, shares of Class B Common Stock (or any other securities convertible into, or exchangeable for, Class B Common Stock) unless such issuance is approved by a duly authorized committee of the Board of Directors of the Corporation consisting solely of independent and disinterested directors.

(b) Voting. Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

(c) Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.01. General Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 6.02. Number of Directors; Independence. The number of directors constituting the entire Board of Directors shall be fixed from time to time pursuant to the Bylaws of the Corporation but in no event shall be less than seven (7) or more than fifteen (15). So long as the Class A Common Stock of the Corporation is listed for trading on a national securities exchange, a majority of directors shall be independent in accordance with and as defined by the rules and regulations of such exchange.

Section 6.03. Term; No Cumulative Voting. Directors shall be elected at each annual meeting and shall serve until their successors are elected and qualified or until such director’s earlier death, resignation, removal, or ineligibility to serve as specified in the Bylaws of the Corporation. There shall be no cumulative voting in the election of directors.

Section 6.04. Removal. Directors of the Corporation may be removed with or without cause, at a meeting called expressly for that purpose, and only upon the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote at an election of directors.

Section 6.05. Vacancies; Newly Created Directorships. Any vacancies or newly created directorships in the Board of Directors resulting from an increase in the size of the Board of Directors or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director appointed to fill a vacancy shall serve until such director’s successor is elected and qualified or until such director’s earlier death, resignation, removal, or ineligibility to serve as specified in the Bylaws of the Corporation.

Section 6.06. Vote by Ballot. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII

STOCKHOLDER MEETINGS

Section 7.01. No Consent of Stockholders in Lieu of Meeting. Any action required or permitted by law to be taken by the stockholders must be effected at a duly called meeting of stockholders and may not be effected by any consent in writing of such stockholders.

Section 7.02. Special Meetings of Stockholders. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by (i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the directors of the Corporation then serving on the Board of Directors, (ii) the Chairman of the Board of Directors or (iii) the Chief Executive Officer. Subject to compliance with the procedures set forth in the Bylaws of the Corporation, as amended from time to time, special meetings of stockholders may be called by the Secretary of the Corporation upon written request of the record holders of at least fifteen percent (15%) or more of the total voting power of the then-outstanding shares of Common Stock. At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of meeting.

Section 7.03. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

AMENDMENTS

Section 8.01. Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that (i) any amendment to this Certificate of Incorporation that would adversely affect the rights or preferences of the Class A Common Stock or the Class B Common Stock shall require the affirmative vote of the holders of a majority of the outstanding shares of the adversely affected class, voting together as a separate class and (ii) any amendment to this Certificate of Incorporation that would disproportionately benefit the Founders relative to stockholders other than the Founders shall require the affirmative vote of the holders of a majority of voting power of the outstanding shares held by stockholders other than the Founders, voting together as a separate class. Notwithstanding the foregoing, the Board of Directors may make any amendment to this Certificate of Incorporation that does not require stockholder approval under the DGCL, without requiring any separate class vote.

Section 8.02. Amendment of Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of directors the Corporation would have if there were no vacancies on the Board of Directors.

ARTICLE IX

EXCULPATION

Section 9.01. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

Section 9.02. No amendment, modification or repeal of this Article IX shall adversely affect any right or protection of any person for or with respect to any acts or omissions of such director or officer or occurring prior to the time of such amendment, modification or repeal.

ARTICLE X

EXCLUSIVE FORUM

Section 10.01. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, if the Chancery Court lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws of the Corporation or this Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, to the fullest extent permitted by applicable law, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.02. Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Section 10.03. Survival. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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This Certificate of Incorporation shall become effective at [•] [a.m./p.m.] Wilmington, Delaware time on [•], 2024.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this ____ day of _____________, 2024.

CHAIN BRIDGE BANCORP, INC.

By:
Name:	Peter G. Fitzgerald
Title:	Chairman of the Board